FOR IMMEDIATE RELEASE
August 13, 2007

Contact:  Jesus R. Adia
          President and Chief Executive Officer
          (718) 677-4414

  Flatbush Federal Bancorp, Inc. Reports 2007 Second Quarter Operating Results

Brooklyn,  NY - Flatbush  Federal  Bancorp,  Inc. (the  "Company") (OTC Bulletin
Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the "Association"), announced consolidated net income of $2,000, or $0.001 per share for the quarter ended June 30, 2007 as compared to net loss of $4,000, or $0.002 per share for the same quarter in 2006.

The Company's assets decreased $457,000, or 0.3%, to $153.9 million at June 30, 2007 from $154.4 million at December 31, 2006. Cash and cash equivalents increased $2.3 million, or 57.5%, to $6.3 million at June 30, 2007 from $4.0 million at December 31, 2006. Loans receivable decreased $3.4 million, or 3.2%, to $102.8 million as of June 30, 2007 from $106.2 million as of December 31, 2006. Mortgage-backed securities increased $738,000, or 2.8%, to $27.5 million as of June 30, 2007 from $26.7 million as of December 31, 2006. Investment securities remained at $7.0 million as of June 30, 2007 and as of December 31, 2006.

Total deposits increased $1.6 million, or 1.5%, to $107.2 million at June 30, 2007 from $105.6 million at December 31, 2006. Advances from Federal Home Loan Bank of New York decreased $1.9 million, or 6.2%, to $28.6 million at June 30, 2007 from $30.5 million at December 31, 2006.

Total stockholders' equity increased $707,000 to $15.8 million as of June 30, 2007 from $15.0 million as of December 31, 2006.

On June 30, 2005, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company's outstanding shares of common stock. Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions. Repurchased stock is held as treasury stock and will be available for general corporate purposes. As of June 30, 2007, 43,900 shares have been repurchased at a weighted average price of $7.99 per share. During the quarter ended June 30, 2007, the Company repurchased 5,310 shares.

INCOME INFORMATION - Three month periods ended June 30, 2007 and 2006

Net income increased $6,000, to $2,000 for the quarter ended June 30, 2007 from a loss of $4,000 for the quarter ended June 30, 2006. The increase in net income for the quarter was primarily due to increases of $144,000 in interest income, and decreases of $90,000 in non-interest expense, $38,000 in provision for loan loss, and $7,000 in income taxes, which, however, were partially offset by increases of $163,000 in interest expense on deposits, $107,000 in interest expense on borrowings from FHLB, and decreases of $2,000 in non-interest income.

INCOME INFORMATION - Six month periods ended June 30, 2007 and 2006

Net income increased $346,000, to $385,000 for the six months ended June 30, 2007 from $39,000 for the six months ended June 30, 2006. The increase in net income for the six month period ended June 30, 2007 was primarily due to increases of $365,000 in interest income, $478,000 in non-interest income, and decreases of $85,000 in income taxes and $46,000 in provision for loan loss, which, however, were partially offset by increases of $320,000 in interest expense on deposits, $261,000 in interest expense on borrowings from Federal
Home Loan Bank of New York, and $47,000 in non-interest expense. Non-interest income included proceeds of $500,000 from a life insurance policy the Association owned on the life of the Company's former CEO and President, Anthony
J.  Monteverdi.  Non-interest  expense included the one time accrual of $221,000

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during the six months ended June 30, 2007 for the  accelerated  vesting of stock options and restricted stock following the death of Mr. Monteverdi.

Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.



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SELECTED FINANCIAL CONDITION DATA

(in thousands)                            June 30,        December 31,
                                            2007              2006
                                        ------------     ------------
Total Assets                            $    153,925     $    154,382
Loans Receivable                             102,754          106,230
Investment                                     6,991            6,990
Securities
Mortgage-backed Securities                    27,465           26,727
Cash and Cash Equivalents                      6,319            4,007
Deposits                                     107,181          105,641
Other Borrowings                              28,552           30,487
Stockholders                                  15,753           15,046
Equity


SELECTED OPERATING DATA

                                             AT OR FOR THE THREE               AT OR FOR THE SIX
                                             MONTHS ENDED JUNE 30,             MONTHS ENDED JUNE 30,
(in thousands)                              2007             2006             2007             2006
                                         -----------      -----------      -----------       ----------
Total Interest                           $     2,285      $     2,141      $     4,579       $    4,214
Income
Total Interest Expense on Deposits               739              576            1,427            1,107
Total Interest on Other                          382              275              771              511
Expense Borrowings
Net Interest                                   1,164            1,290            2,381            2,596
Income
Provision for Loan Loss                            -               38                2               48
Non-interest                                      76               78              648              170
Income
Non-interest                                   1,237            1,326            2,695            2,648
Expense
Income Taxes                                       1                8              (53)              31
Net Income (Loss)                        $         2      $        (4)     $       385       $       39

PERFORMANCE RATIOS

Return on Average Assets                       0.01%            (0.01)%           0.49%           0.052%
Return on Average Equity                       0.05%            (0.10)%           4.97%            0.48%
Interest Rate                                  2.95%             3.47%            3.02%            3.52%
Spread

ASSET QUALITY RATIOS

Allowance for Loan Losses to
   Total Loans Receivable                      0.20%             0.20%
Non-performing Loans to Total                  0.04%             0.05%
Assets

CAPITAL RATIO
Equity toTotal                                10.53%            10.60%
Assets
